Mitek Reports Record Fourth Quarter Revenue, Up 63% Year Over Year

SAN DIEGO, CA, Nov 1, 2018 - Mitek (NASDAQ: MITK, www.miteksystems.com), a global leader in mobile capture and digital identity verification solutions, today announced its financial results for the fourth quarter of fiscal 2018 and the full year ended September 30, 2018.

Fiscal Fourth Quarter 2018 Financial Highlights

•	Fourth quarter revenue increased 63% year over year to a record $21.0 million.

•	Fourth quarter GAAP net loss of $(2.1) million, or $(0.06) per share.

•	Fourth quarter non-GAAP net income of $5.7 million, or $0.14 per diluted share.

Fiscal 2018 Full Year Financial Highlights

•	Full year revenue increased 40% year over year to a record $63.6 million.

•	Full year GAAP net loss of $(11.8) million, or $(0.33) per share.

•	Full year non-GAAP net income of $11.0 million, or $0.29 per diluted share.

•	Full year cash flow from operations was $4.2 million.

•	Total cash and investments of $17.5 million at the end of the fiscal 2018.

Commenting on the results, Bruce Hansen, Chairman of Mitek, said:

“We are pleased to report record revenue for both the fourth quarter and full year as well as our nineteenth consecutive quarter of non-GAAP profitability. Our record revenue was driven in part by continued adoption of our trusted Mobile Verify ID verification solution, as banks, marketplaces and lenders continue to adopt Mitek’s solutions to enable their digital commerce. Thanks to our team’s continued success in penetrating this emerging market, ID achieved its largest quarterly revenue ever, growing 79% year over year in the fourth quarter, and Mobile Verify is being embraced by both new and existing customers as well as industry analysts who are recommending our solution. We also experienced solid growth in Mobile Deposit revenue during the fiscal year, as we continue to dominate the mobile check deposit market with our industry leading solution. We completed two acquisitions in 2018 which contributed to our revenue growth and are integrating successfully into the Company.

“With Mobile Verify, Mitek has a unique opportunity to be a ‘game-changer’ when it comes to enabling digital commerce, in the same way that we have forever changed the world of payments with our Mobile Deposit technology. As our solid revenue results and significant progress this past fiscal year indicate, we remain very focused on building a leadership position in the industry with our digital identity verification platform.”

Fiscal 2019 Financial Guidance

For the fiscal year ending September 30, 2019, the Company expects full year total revenue of $83 million to $86 million, which would represent growth between 31% and 35% year over year, and expects to generate a non-GAAP profit margin of approximately 18% to 20%.

ASG Technologies Proposal

Mitek’s Board of Directors acknowledges that ASG, a portfolio company of Elliot Associates, L.P. and Elliot International, L.P., has made public a non-binding proposal to acquire the Company for $10 per share in cash. The Board will thoroughly consider ASG’s proposal in light of all available opportunities, including the potential for substantial shareholder value creation presented by the Company’s go-forward plan. Mitek’s Board will formally respond to ASG’s proposal after it has carefully reviewed it in consultation with its legal and financial advisors.

Conference Call Information

Mitek management will host a conference call and live webcast for analysts and investors today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss the Company’s financial results.

To access the live call, dial 888-204-4368 (US and Canada) or +1 323-994-2082 (International) and give the participant passcode 9374422.

A live and archived webcast of the conference call will be accessible on the “Investor Relations” section of the Company’s website at www.miteksystems.com. In addition, a phone replay will be available approximately two hours following the end of the call and it will remain available for one week. To access the call replay dial-in information, please click here.

About Mitek

Mitek (NASDAQ: MITK) is a global leader in mobile capture and digital identity verification solutions built on the latest advancements in AI and machine learning. Mitek’s identity verification solutions enable an enterprise to verify a user’s identity during a digital transaction, which assists financial institutions, payments companies and other businesses operating in highly regulated markets in mitigating financial risk and meeting regulatory requirements while increasing revenue from digital channels. Mitek also reduces the friction in the users’ experience with advanced data prefill and automation of the onboarding process. Mitek’s innovative solutions are embedded into the apps of more than 6,100 organizations and used by more than 80 million consumers for mobile check deposit, new account opening and more. Learn more at www.miteksystems.com. [(MITK-F)]

Notice Regarding Forward-Looking Statements

Statements contained in this news release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, including, but not limited to, statements relating to the Company’s long-term prospects and market opportunities are forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks related to the Company’s ability to withstand negative conditions in the global economy, a lack of demand for or market acceptance of the Company’s products, the Company’s ability to continue to develop, produce and introduce innovative new products in a timely manner or the outcome of any pending or threatened litigation and the timing of the implementation and launch of the Company’s products by the Company’s signed customers.

Additional risks and uncertainties faced by the Company are contained from time to time in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 and its quarterly reports on Form 10-Q and current reports on Form 8-K, which you may obtain for free on the SEC’s website at www.sec.gov. Collectively, these risks and uncertainties could cause the Company’s actual results to differ materially from those projected in its forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention or obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Note Regarding Use of Non-GAAP Financial Measures

This news release contains non-GAAP financial measures for non-GAAP net income and non-GAAP net income per share that exclude stock compensation expenses, intellectual property litigation costs, acquisition-related costs and expenses, executive transition costs, income tax effect of pre-tax adjustments, impact of tax reform on deferred taxes, and the cash tax difference. These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement financial statements prepared under GAAP. Management believes these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management and the Board of Directors utilize these non-GAAP financial measures to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes these non-GAAP financial measures, when read in conjunction with the Company’s GAAP financial statements, are useful to investors because they provide a basis for meaningful period-to-period comparisons of the Company’s ongoing operating results, including results of operations against investor and analyst financial models, which helps identify trends in the Company’s underlying business and provides a better understanding of how management plans and measures the Company’s underlying business.

MITEK SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(amounts in thousands except share data)

	September 30, 2018	September 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$9,086	$12,289
Short-term investments	8,448	30,279
Accounts receivable, net	17,231	7,099
Other current assets	3,331	1,209
Total current assets	38,096	50,876
Long-term investments	—	3,780
Property and equipment, net	4,665	613
Goodwill and intangible assets	66,992	5,311
Deferred income tax assets	15,356	11,065
Other non-current assets	2,017	74
Total assets	$127,126	$71,719
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,573	$1,918
Accrued payroll and related taxes	7,973	3,709
Deferred revenue, current portion	4,792	3,305
Acquisition-related contingent consideration	1,849	354
Other current liabilities	2,196	248
Total current liabilities	20,383	9,534
Deferred revenue, non-current portion	485	85
Deferred income tax liabilities	8,162	—
Other non-current liabilities	2,702	692
Total liabilities	31,732	10,311
Stockholders’ equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value, 60,000,000 shares authorized, 37,961,224 and 33,724,392 issued and outstanding, as of September 30, 2018 and 2017, respectively	38	34
Additional paid-in capital	116,944	78,677
Accumulated other comprehensive income (loss)	(586)	147
Accumulated deficit	(21,002)	(17,450)
Total stockholders’ equity	95,394	61,408
Total liabilities and stockholders’ equity	$127,126	$71,719

MITEK SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(amounts in thousands except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Revenue
Software and hardware	$14,261	$8,403	$40,698	$29,647
SaaS, maintenance, and consulting	6,776	4,501	22,861	15,743
Total revenue	21,037	12,904	63,559	45,390
Operating costs and expenses
Cost of revenue—software and hardware	837	340	3,064	1,112
Cost of revenue—SaaS, maintenance, and consulting	1,837	798	5,622	2,929
Selling and marketing	5,837	3,455	21,700	14,484
Research and development	4,731	2,926	15,673	10,430
General and administrative	6,538	2,962	17,067	11,310
Acquisition-related costs and expenses	2,623	690	8,239	2,356
Total operating costs and expenses	22,403	11,171	71,365	42,621
Operating income (loss)	(1,366)	1,733	(7,806)	2,769
Other income (expense), net	22	121	(935)	402
Income (loss) before income taxes	(1,344)	1,854	(8,741)	3,171
Income tax benefit (provision)	(783)	11,012	(3,066)	10,921
Net income (loss)	$(2,127)	$12,866	$(11,807)	$14,092
Net income (loss) per share—basic	$(0.06)	$0.38	$(0.33)	$0.43
Net income (loss) per share—diluted	$(0.06)	$0.35	$(0.33)	$0.40
Shares used in calculating net income (loss) per share—basic	37,858	33,522	35,811	33,083
Shares used in calculating net income (loss) per share—diluted	37,858	36,251	35,811	35,537

MITEK SYSTEMS, INC.
NON-GAAP NET INCOME RECONCILIATION
(Unaudited)
(amounts in thousands except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Net income (loss)	$(2,127)	$12,866	$(11,807)	$14,092
Non-GAAP adjustments:
Acquisition-related costs and expenses(1)	2,623	690	9,491	2,356
Litigation costs	—	51	50	51
Executive transition costs(2)	1,636	—	1,636	504
Stock compensation expense	3,023	1,533	8,950	5,478
Income tax effect of pre-tax adjustments	(2,184)	—	(6,038)	—
Impact of tax reform on deferred taxes	484	—	4,901	—
Cash tax difference(3)	2,262	—	3,819	—
Benefit related to the release of deferred tax asset valuation allowance	—	(11,035)	—	(11,035)
Non-GAAP net income	5,717	4,105	11,002	11,446
Non-GAAP income per share—basic	$0.15	$0.12	$0.31	$0.35
Non-GAAP income per share—diluted	$0.14	$0.11	$0.29	$0.32
Shares used in calculating non-GAAP net income per share—basic	37,858	33,522	35,811	33,083
Shares used in calculating non-GAAP net income per share—diluted	39,693	36,251	37,780	35,537

(1)	Includes a $1.3 million foreign currency exchange remeasurement loss related to euros purchased for the A2iA acquisition during the twelve months ended September 30, 2018.

(2)
Comprised of costs associated with the transition of the Company’s executive officers. Our non-GAAP financial measures exclude these transition costs as we believe that such expense is inconsistent with the normally recurring operations of our Company and it makes it difficult to make period-to-period comparisons of our operating performance. Comparable figures have been restated to conform to the current period’s presentation.

(3)
The Company’s non-GAAP net income is calculated using the cash tax rate of 3%. The estimated cash tax rate is the estimated tax payable on the Company’s tax returns as a percentage of estimated annual non-GAAP pre-tax net income. The Company uses an estimated cash tax rate to adjust for the historical variation in the effective book tax rate associated with the reversal of valuation allowances, the utilization of research and development tax credits, and the utilization of loss carryforwards which currently have an overall effect of reducing taxes payable. The Company believes that the cash tax rate provides a more transparent view of the Company’s operating results. The Company’s effective tax rate used for the purposes of calculating GAAP net loss for the three and twelve months ended September 30, 2018 was negative 58% and negative 35%, respectively.

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Investor Contact:
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MKR Group, Inc.
mitk@mkr-group.com